                                          805 King Farm Blvd.
                                          Rockville, MD 20850 / USA

                                          Nasdaq.com

By Electronic Delivery to: sfrancis@addvantagetech.com

July 1, 2015

Mr. Scott A. Francis
Chief Financial Officer
ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

Re: ADDvantage Technologies Group, Inc. (the “Company”)
Nasdaq Symbol: AEY

Dear Mr. Francis:

On June 30, 2015, the Company notified Staff that due to the resignation of independent director Paul F. Largess, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605.

However, consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or June 30, 2016; or
•	if the next annual shareholders’ meeting is held before December 28, 2015, then the Company must evidence compliance no later than December 28, 2015.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Hearings Panel.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.1 The Company must also submit the

______________________
1 Listing Rule 5810(b).

Mr. Scott A. Francis
July 1, 2015

announcement to Nasdaq’s MarketWatch Department.2 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.3

In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at https://listingcenter.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Shawn Abdool, Listing Analyst, at +1 301 978 8030.

Sincerely,

/s/ Randy Genau

Randy Genau
Director
Nasdaq Listing Qualifications

2 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.
3 Listing IM-5810-1.